Exhibit 99.1

Contact:             Mary Ann Jackson

                           Investor Relations

                           952-487-7538

                           mjackson@apog.com

Draft 5 p.m. Friday, November 10

For Immediate Release

Monday, November 13, 2006

APOGEE ENTERPRISES RAISES FY07 EARNINGS GUIDANCE

MINNEAPOLIS, MN (November 13, 2006) – Apogee Enterprises, Inc. (Nasdaq: APOG) announced it is increasing its fiscal year 2007 earnings guidance to a range of $0.92 to $0.98 per share from previous guidance of $0.88 to $0.94 per share, driven primarily by the performance of the architectural segment. The company’s third quarter ends December 2, 2006, and fiscal year ends March 3, 2007. Apogee provides distinctive value-added glass solutions for the architectural, large-scale optical and automotive industries.

“Continued solid production efficiencies in our architectural segment, combined with a strong commercial construction market are allowing us to raise operating margin expectations for the year and, therefore, increase our earnings per share guidance,” said Russell Huffer, Apogee chairman and chief executive officer. “We also have slightly increased our outlook potential for the large-scale optical segment, where we could see improved product mix for the remainder of the year.

“Somewhat offsetting these improvements are continued deterioration in markets and pricing for our auto glass businesses,” said Huffer. “We have begun the process of transitioning the auto replacement windshield portion of our auto glass segment to support architectural glass fabrication.

“We are very encouraged by the strength in our architectural business and the accompanying improvement in operating margins,” said Huffer. “We are pleased that our year-to-date architectural segment performance and strong backlog are allowing us to increase our earnings outlook for the year.”

The following statements are based on current expectations for fiscal 2007. These statements are forward-looking, and actual results may differ materially.

•	Overall fiscal 2007 revenues for the year are expected to increase 12 to 15 percent (prior guidance was 13 to 17 percent).

Architectural segment revenues are expected to increase 16 to 19 percent (prior guidance was 17 to 21 percent).

¡        Growth is supported by the strong architectural backlog of $395.3 million at the end of October. Large-scale optical segment revenues are expected to be down slightly, consistent with prior guidance. Auto glass segment revenues are expected to be down more than 10 percent (prior guidance was down 5 to 10 percent).

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

•	Annual gross margins are expected to be 18.5 to 19.0 percent as higher costs for wages, health care, energy, materials and freight are somewhat offset by pricing, operational improvements and cost reductions.
•	Selling, general and administrative expenses as a percent of sales are projected to be approximately 13.5 percent, including the impact of expensing options.
•	Expected annual operating margins by segment are: architectural, 5.2 to 5.3 percent (prior guidance was 4.5 to 4.7 percent); large-scale optical, 11 to 12 percent (prior guidance was approximately 11 percent); and auto glass, negative 5 to 6 percent (prior guidance was approximately breakeven).
•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report earnings of just over $2 million (prior guidance was approximately $3 million).
•	Capital expenditures are projected to be $40 to $45 million, including an estimated $25 million related to building the new architectural glass fabrication plant.
•	Depreciation and amortization are estimated at $20 million for the year.
•	Debt is expected to be approximately $50 to $60 million at year end, reflecting borrowings for the new architectural glass facility.
•	The effective tax rate for the full year is anticipated to be approximately 36 percent (prior guidance was 35 percent).
•	Earnings per share from continuing operations are expected to range from $0.92 to $0.98 (prior guidance was $0.88 to $0.94); this includes the $0.05 per share expense related to adoption of FAS123R and the $0.04 per share benefit from the flat glass class action settlement.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; and v) construction and ramp-up to full production of the announced third Viracon plant in a timely and cost-efficient manner; (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to utilize manufacturing facilities; and (C) the auto glass segment: i) transition of markets served as Viracon/Curvlite focuses on selling to aftermarket manufacturers following the end of its long-term supply agreement with PPG Industries in the second quarter of fiscal 2006; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) self-insurance risk related to a material product liability event and to health insurance programs; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 25, 2006.

Apogee Enterprises, Inc. (www.apog.com), Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments: architectural products and services, large-scale optical technologies and automotive replacement glass and services.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com